UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*
                                (Amendment No. 1)



                             AsiaInfo Holdings, Inc.
                             -----------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    04518A104
                                    ---------
                                 (CUSIP Number)

                                December 7, 2006
                                ----------------
             (Date of Event Which Requires Filing of this Statement)

           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                           ------------------
CUSIP No. 04518A104                   13G                     Page 2 of 10 Pages
-------------------                                            -----------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus Ventures, L.P.
           (I.R.S. Identification No. 13-3784037)
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]

                                                                      (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
NUMBER OF            ------ ----------------------------------------------------
SHARES               6      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                    0
EACH                 ------ ----------------------------------------------------
REPORTING            7      SOLE DISPOSITIVE POWER
PERSON
WITH                        0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
---------- ---------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 04518A104                   13G                     Page 3 of 10 Pages
-------------------                                            -----------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus Ventures International, L.P.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]

                                                                      (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Bermuda
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
NUMBER OF            ------ ----------------------------------------------------
SHARES               6      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                    0
EACH                 ------ ----------------------------------------------------
REPORTING            7      SOLE DISPOSITIVE POWER
PERSON
WITH                        0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
---------- ---------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 04518A104                   13G                     Page 4 of 10 Pages
-------------------                                            -----------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg Pincus Partners, LLC
           (I.R.S. Identification No. 13-4069737)
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]

                                                                      (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
NUMBER OF            ------ ----------------------------------------------------
SHARES               6      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                    0
EACH                 ------ ----------------------------------------------------
REPORTING            7      SOLE DISPOSITIVE POWER
PERSON
WITH                        0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           OO
---------- ---------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 04518A104                   13G                     Page 5 of 10 Pages
-------------------                                            -----------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus & Co.
           (I.R.S. Identification No. 13-6358475)
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]

                                                                      (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
NUMBER OF            ------ ----------------------------------------------------
SHARES               6      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                    0
EACH                 ------ ----------------------------------------------------
REPORTING            7      SOLE DISPOSITIVE POWER
PERSON
WITH                        0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
---------- ---------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 04518A104                   13G                     Page 6 of 10 Pages
-------------------                                            -----------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg Pincus LLC (f/k/a E.M. Warburg, Pincus & Co., LLC)
           (I.R.S. Identification No. 13-3536050)
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]

                                                                      (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
NUMBER OF            ------ ----------------------------------------------------
SHARES               6      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                    0
EACH                 ------ ----------------------------------------------------
REPORTING            7      SOLE DISPOSITIVE POWER
PERSON
WITH                        0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           OO
---------- ---------------------------------------------------------------------

Items 2(a),
-----------
(b) and (c):   Name of Person Filing; Address of Principal Business Office;
-----------    ------------------------------------------------------------
               Citizenship
               -----------

Items 2(a), (b) and (c) are hereby amended by deleting the first paragraph thereof and replacing it with the following:

     This statement is filed by and on behalf of (a) Warburg, Pincus Ventures, L.P., a Delaware limited partnership ("WPV"), (b) Warburg, Pincus Ventures International, L.P., a Bermuda limited partnership ("WPVI"), (c) Warburg, Pincus Partners, LLC, a New York limited liability company (WPP LLC"); Warburg, Pincus & Co., a New York general partnership ("WP"), and (d) Warburg Pincus LLC, a New York limited liability company, formerly known as E.M. Warburg, Pincus & Co., LLC ("WP LLC"), which manages each of WPV and WPVI (collectively, the "Reporting Persons"). The address of the principal business office of each of the foregoing is 466 Lexington Avenue, New York, New York 10017.


Item 4:           Ownership:
------            ----------

Item 4 is hereby amended by adding the following to the text thereof:

The beneficial ownership of Common Stock by the Reporting Persons, as of the date of this Schedule 13G, is as follows:

     A. Warburg, Pincus Ventures, L.P.
        ------------------------------
          (a) Amount beneficially owned: -0-
          (b) Percent of class: 0.0%
          (c) Number of shares as to which such person has:
               (i)    Sole power to vote or direct the vote: -0-
               (ii)   Shared power to vote or direct the vote: -0-
               (iii)  Sole power to dispose or direct the disposition: -0-
               (iv)   Shared power to dispose or direct the disposition: -0-

     B. Warburg, Pincus Ventures International, L.P.
        --------------------------------------------
          (a) Amount beneficially owned: -0-
          (b) Percent of class: 0.0%
          (c) Number of shares as to which such person has:
               (i)    Sole power to vote or direct the vote: -0-
               (ii)   Shared power to vote or direct the vote: -0-
               (iii)  Sole power to dispose or direct the disposition: -0-
               (iv)   Shared power to dispose or direct the disposition: -0-

     C. Warburg Pincus Partners, LLC
        ----------------------------
          (a) Amount beneficially owned: -0-
          (b) Percent of class: 0.0%.
          (c) Number of shares as to which such person has:
               (i)    Sole power to vote or direct the vote: -0-
               (ii)   Shared power to vote or direct the vote: -0-
               (iii)  Sole power to dispose or direct the disposition: -0-
               (iv)   Shared power to dispose or direct the disposition: -0-

     D. Warburg, Pincus & Co.
        ---------------------
          (a) Amount beneficially owned: -0-
          (b) Percent of class: 0.0%.
          (c) Number of shares as to which such person has:
               (i)    Sole power to vote or direct the vote: -0-
               (ii)   Shared power to vote or direct the vote: -0-
               (iii)  Sole power to dispose or direct the disposition: -0-
               (iv)   Shared power to dispose or direct the disposition: -0-

     E. Warburg Pincus LLC
        ------------------
          (a) Amount beneficially owned: -0-
          (b) Percent of class: 0.0%.
          (c) Number of shares as to which such person has:
               (i)    Sole power to vote or direct the vote: -0-
               (ii)   Shared power to vote or direct the vote: -0-
               (iii)  Sole power to dispose or direct the disposition: -0-
               (iv)   Shared power to dispose or direct the disposition: -0-


Item 5:  Ownership of Five Percent or Less of a Class:
------   ---------------------------------------------

Item 5 is hereby amended by deleting the text thereof and replacing it with the following:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ X ]

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 7, 2006


                                   WARBURG, PINCUS VENTURES, L.P.

                                   By: Warburg Pincus Partners, LLC,
                                       its General Partner

                                   By: Warburg Pincus & Co.,
                                       its Managing Member


                                   By: /s/ Scott A. Arenare
                                       -----------------------------------------
                                       Name:   Scott A. Arenare
                                       Title:  Partner



                                   WARBURG, PINCUS VENTURES INTERNATIONAL, L.P.

                                   By: Warburg Pincus Partners, LLC,
                                       its General Partner

                                   By: Warburg Pincus & Co.,
                                       its Managing Member


                                   By: /s/ Scott A. Arenare
                                       -----------------------------------------
                                       Name:   Scott A. Arenare
                                       Title:  Partner



                                   WARBURG PINCUS PARTNERS, LLC

                                   By: Warburg Pincus & Co.,
                                       its Managing Member


                                   By: /s/ Scott A. Arenare
                                       -----------------------------------------
                                       Name:   Scott A. Arenare
                                       Title:  Partner

                                   WARBURG PINCUS & CO.


                                   By: /s/ Scott A. Arenare
                                       -----------------------------------------
                                       Name:   Scott A. Arenare
                                       Title:  Partner




                                   WARBURG PINCUS LLC


                                   By: /s/ Scott A. Arenare
                                       -----------------------------------------
                                       Name:   Scott A. Arenare
                                       Title:  Managing Director



               [SIGNATURE PAGE TO AMENDMENT NO. 1 TO SCHEDULE 13G
                    WITH RESPECT TO ASIAINFO HOLDINGS, INC.]